Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC, INC. ANNOUNCES $75 MILLION

SENIOR UNSECURED CREDIT FACILITY

BEDFORD, MA, (July 25, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has entered into a Credit Agreement (“the Credit Agreement”) with Bank of America N.A., as Administrative Agent and JP Morgan Chase Bank, National Association as Syndication Agent.

The Credit Agreement provides for a $75 million senior unsecured revolving credit facility to the Company due January 23, 2007 to fund a portion of the cash purchase price for the acquisition of Suros Surgical Systems, Inc. and for general corporate purposes. The engagement for the facility contemplates a syndication to increase the amount to $150 million and the term to five years.

The Company is required under the Credit Agreement to comply with maximum leverage and minimum interest coverage ratios. In addition, the Credit Agreement contains other customary affirmative and negative covenants and conditions of default.

“The initial use of this credit facility will be to fund a portion of the cash purchase price for Suros Surgical Systems,” said Glenn Muir, Executive Vice President and Chief Financial Officer. “We are scheduled to complete the acquisition of Suros on Thursday, July 27th. Longer-term the contemplated expanded facility should give us financial flexibility to continue to grow our business.”

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s expectation regarding the timing of the acquisition of Suros, the contemplated expansion and extension of the credit facility, and the expectation that contemplated expanded credit facility should give the Company financial flexibility to continue to grow its business. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s agreement with Suros is subject to customary conditions to closing, and the Company cannot assure that all conditions will be satisfied or waived within the anticipated time frame or that that one or more circumstances may not arise that delay or preclude the completion of that acquisition.

Moreover, Hologic has recently acquired AEG Elektrofotografie and R2 Technologies. Risks and uncertainties relating to Hologic’s recent and pending acquisitions that could cause actual results to materially differ from those contemplated include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or unexpected liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations, particularly in respect of the acquisition of AEG, which has headquarters in Germany and operates an manufacturing facility in China; risks relating to dilution in connection with the issuance of shares of the Company’s common stock in connection with the Company’s acquisitions; financing risks associated with the acquisitions, including risks relating to the Company’s obligation to meet financial covenants and payment obligations under the Company’s new bank facility; and the risk that the Company will not be able to expand or extend the term of that facility as contemplated, which among other things, is subject to the successful completion of the syndication of the facility and execution of definitive documentation.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital mammography products; expenses and uncertainties relating to litigation and governmental investigations, including the risk that the FTC may not approve the recently proposed settlement agreement with FTC’s relating to the FTC’s investigation of the Company’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants under the Company’s leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products and products under development.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.